Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, NY 10019-6099

September 13, 2024

CareDx, Inc.

8000 Marina Boulevard, 4th Floor

Brisbane, California 94005

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CareDx, Inc., a Delaware corporation (the “Registrant”), with respect to the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Registrant with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Registrant 298,816 shares of Common Stock, par value $0.001 per share (the “Common Stock”), which may be issued upon (i) the settlement of 70,101 restricted stock units granted to Keith Kennedy, (ii) the settlement of 52,576 restricted stock units granted to Jessica Meng, (iii) the exercise of an option to purchase up to 100,651 of shares of Common Stock granted to Mr. Kennedy, and (iv) the exercise of an option to purchase up to 75,488 of shares of Common Stock granted to Ms. Meng, in each case, pursuant to the inducement restricted stock unit agreements and inducement stock option agreements, dated as of September 12, 2024, between the Registrant and each of Mr. Kennedy and Ms. Meng, as applicable (the “Inducement Grant Agreements”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Registrant.

Based on the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Common Stock to be issued by the Registrant pursuant to the Inducement Grant Agreements, when duly issued and delivered pursuant to the terms of the Inducement Grant Agreements, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP